Exhibit 10.57

REVISED: September 3, 2008

Kevin P. Cook

Dear Kevin:

Dialogic Inc. (the “Company”), a U.S. subsidiary of Dialogic Corporation in Montreal, Canada, is pleased to make you this offer of employment, according to the following terms and conditions:

Position:	Senior Vice President, Worldwide Sales

Work Location:	Parsippany, New Jersey

Reporting To:	Tim Murray, Executive V.P. & Chief Operating Officer or such other person as the Company designates from time to time

Date of Hire:	October 1, 2008

Annual Salary:	$250,000 (USD)

This equates to $20,833.33 per month. Statement of salary as an annual amount is not intended to and does not form a contract of employment and in no way negates the At Will Employment provisions of this letter agreement.

Commission Program: In addition to the gross base salary mentioned above, you will be eligible to earn commission under the terms of the Company’s commission plan. We have discussed the Dialogic 2008 Commission Plan (“Plan”), a copy of which is attached hereto and by your signature hereto you agree to the terms of the Plan. The nature of the Commission Plan is reviewed annually and individual copies of the Commission Plan are issued to each member of the sales team on an annual basis with details of relevant terms, targets and commission rates. You agree that all commissionable earnings eligibility under this letter agreement is contingent on your agreement to the Commission Plan for that fiscal year.

This offer sets forth that 100% achievement of your annual target would result in commissionable earnings of $250,000 (USD) per annum (which amount would be pro rated for 2008 based on your Date of Hire). Commissionable earnings are not capped and are not guaranteed except as explicitly set out in the section below entitled One Time Guarantee. Your commission target will be split so that 60% (or $150,000) of your annualized targeted commissions would be based on Dialogic Corporation and its subsidiaries (“Dialogic Group”) attaining revenue results as defined by the Board of Directors of Dialogic Corporation for the relevant fiscal year, and 40% (or $100,000) of your annualized targeted commissions would be based on the Dialogic Group attaining Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) results as defined by the Board of Directors of Dialogic Corporation for the relevant fiscal year.

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources: 973 967-6720

Kevin Cook Offer Letter	Page 2 of 12	September 3, 2008

All targets are shown in US Dollars. Commissions are paid monthly, one month in arrears under the 2008 Plan and future years shall be paid in accordance with the terms of the Commission Plan in effect during that fiscal year.

One-time Guarantee: The Company agrees to guarantee the commission portion of your variable compensation tied to revenue, or $150,000, for the first 12 months of employment, provided that you remain in the employ of the Company at the date a payment is to be made. This guarantee will be paid on the same schedule as the Company pays all other variable commission pay, which means that it will be paid one month in arrears, so that the first 1/12 of the $150,000 would be paid to you in the last period of the month following your date of employment. In the event that your employment with Company terminates for any reason, no commission amounts are payable after your termination date.

Stock Options: Provided that such grant is approved by Dialogic Corporation’s Board of Directors and a strike price is established by a proper valuation and provided you execute all necessary documentation requested by the Company (including the standard letter issued to accept such options), you will be issued 300,000 stock options in Dialogic Corporation pursuant to the terms of Dialogic Corporation’s stock option plan in effect at the date of grant and as such stock option plan may be modified from time to time.

Payroll Period: Payroll in the U.S. is processed bi-weekly, every other Friday. Your first paycheck shall be processed with the scheduled payroll run following your Date of Hire.

Vacation: We agree to provide you with 20 vacation days per calendar year. Your number of vacation days in the initial calendar year of your employment is prorated to your Date of Hire. Should the Company’s policy change so that it would entitle you to more than 20 vacation days per year, you will be covered by such policy, which would be based on your Date of Hire as outlined above.

Personal Days: In January of each calendar year, the Company grants six days of personal leave to all employees to be used during the remainder of the calendar year, as per Company policy. These six personal days are pro-rated based on your actual Date of Hire. While this time primarily is intended to be used in lieu of sick leave, it is your time to manage as you see fit. Personal days may not be carried forward from year to year. Unused personal days will be banked as sick leave for use for yourself or to care for a family member, but they are not considered “earned time off” and are not compensated in the event of termination of your employment with Company.

Health Insurance and Benefits Program: Coverage under the Company’s health insurance and benefit plans commences with your Date of Hire. Please refer to the enclosed benefits package. A Human Resources representative will be available to answer any questions you might have about the benefits being offered.

401(k): The Company matches 100% of your contributions to the 401(k) plan for the first 4% of your compensation per pay period up to the maximum amount allowed by law, which is currently $15,500 per year. During 2008, the Internal Revenue Code also allows an additional catch-up contribution of $5000 for those individuals meeting the IRC eligibility requirements. Individuals are automatically enrolled into Company’s plan at a 1% participation rate.

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 3 of 12	September 3, 2008

Travel: The position you are accepting is a position that requires frequent travel. For most travel, you agree to comply with the Company’s standard travel policies as published on the Company intranet, and as otherwise communicated by the Company from time to time. However, we agree to Business Class for travel to Europe or Asia.

Auto Allowance: The Company agrees to provide a monthly auto allowance of $500 USD in recognition of your use of your automobile in the course of business, plus mileage reimbursement as determined by Company policy. You agree to ensure that adequate and legally required insurance is in place on the automobile(s) that you use in the course of business and that you have a valid driver’s license issued by your state of residence.

Competitive Products: You agree to devote your full time, attention, and energies to the business of the Company, and to this end, you promise not to represent a competitive product line or engage in any other employment for any company that could be considered a competitor of the Company for the period of your employment.

Law Applicable: This letter agreement shall be governed by the laws of the State of New Jersey.

At-Will Employment: Although we are looking forward to a mutually rewarding relationship, the employment you are being offered is at-will. This means that just as you are free to leave your employment with us at any time and for any reason, the Company has the right to terminate their employment relationship with you at any time and for any reason. You also understand that although the general terms and conditions that will be in effect at the outset of your employment are set forth in this letter, the Company reserves the right to change, modify or eliminate any of the benefits and Company policies at any time, at the Company’s sole discretion and without any prior notice to its employees. Furthermore, the at-will nature of your employment may not be changed by any policy, practice or representation made by the Company, except by a written employment contract signed by you and an Officer of the Company.

Involuntary Termination of Employment: As consideration for this Agreement, in the event that Company should involuntarily terminate your employment with the Company at a future point in time (“Separation Date”), we agree to the following:

a)	Final Pay. On the next regular payroll date following the Separation Date, you shall receive a lump sum payment of all then outstanding final wages and accrued unused vacation, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date.

b)	Severance Benefits. Beginning on or about the Separation Date, subject to your full compliance with the Company’s separation agreement, you shall be entitled to receive the following severance benefits (the “Severance Benefits”):

a.

Severance Pay. Subject to the Company’s receiving a copy of the Company’s standard Separation and Release Agreement signed by you within forty-five (45) days after the date you first receive a copy of such Agreement, or within the timelines provided by law, whichever is applicable, and subject to your not revoking the Agreement within the

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 4 of 12	September 3, 2008

legally allowable consideration period in effect at the time such Agreement is executed, you shall be entitled to receive severance payment totaling six months of your base salary and On Target Commissions as of the Separation Date, subject to applicable tax withholdings. Pro rata severance payments shall be paid in arrears, on the Company’s regular payroll dates and otherwise in accordance with the Company’s general payroll practices over the 6-month period commencing on the Separation Date.

b.	COBRA and COBRA Premium Payments. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), you shall be offered the opportunity to elect continuation coverage under the group medical plan, dental plan, and vision plan of the Company (“COBRA coverage”). The Company shall provide you with the appropriate COBRA coverage notice and election form for this purpose. If you elect COBRA coverage, the Company shall pay for your (and your eligible Dependents’) heath insurance, dental insurance and vision insurance premiums under COBRA plus any administrative fee, for up to six months following the Separation Date, less any employee contributions that are required under the Company’s Plan. This is subject to the stipulation that you shall notify the company within two (2) weeks of any change in your circumstances that would warrant discontinuation of your COBRA coverage and benefits (including but not limited to your receipt of group medical, dental and/or vision coverage from any other employer). The existence and duration of your rights and/or the COBRA rights of any of your eligible dependents shall be determine in accordance with the Company’s insurance plans and relevant law in effect at the Separation Date.

Exception. For clarity you are not entitled to any Separation Benefits in the event you (a) resign your employment with the Company or (b) the company terminates your employment for Cause at any time. “Cause” is defined as: (i) your failure to satisfactorily perform such duties as requested by the Company and management; (ii) your commission of any act of insubordination or disloyalty to the Company; (iii) your failure to observe Company policies practices or procedure; (iv) your commission of any act of fraud, embezzlement, misappropriation, dishonesty or any other act designed to injure the Company; (v) your conviction or admission of any felony or offense involving dishonesty or moral turpitude; or (vi) your breach of any agreement with the Company, including the employment agreement or Annex A, B or C attached hereto.

Notice of Voluntary Termination: In the event that you voluntarily terminate your relationship with the Company, you agree to give Company a minimum of one month’s notice (“Notice Period”) that you intend to separate from the Company, and during that period, you agree to diligently exercise your full job responsibilities, including providing a successful turnover to either your direct manager or to any designee provided by the Company at the end of such Notice Period.

Further Conditions To Employment: As additional conditions of your employment, you agree to conform to the rules and policies of Company, and to sign and return the Non-Disclosure & Confidentiality & Non-Solicitation Agreement attached as Annex A and Invention & Secrecy Agreement attached as Annex B together with this letter agreement. Furthermore you will also be required to sign and return the Arbitration Agreement attached as Annex C within 21 days of the date of letter agreement.

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 5 of 12	September 3, 2008

This offer is also subject to your reference checks and background checks confirming that the information you have provided to us is accurate. As a new employee, upon the commencement of your employment you will also be required to present documentation evidencing your identity and your authorization to work for Company in the U.S. You also agree to complete an application of employment and provide us with additional information from time to time.

Severability: If, for any reason, any provision of this letter agreement is held invalid, the other provisions shall remain in effect to the extent permitted by law. Any provision that is found to be invalid shall be replaced by the closest permissible provision which reflects the intent of the original.

Confidentiality: You agree to keep the terms of this employment agreement offer absolutely confidential.

THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 6 of 12	September 3, 2008

If you agree that this letter agreement represents the terms verbally agreed to in principle, I would appreciate your returning the executed documents to us no later than Thursday, September 4, 2008. Please indicate your acceptance of this letter agreement by signing where indicated below and faxing a signed copy of this letter agreement and signed copies of Annex A and Annex B to the attention of Esther Zohn, Human Resources Director, at 973-967-6030, and delivering the executed originals to me at the address below in Parsippany, NJ. The signed Arbitration Agreement should be returned in the same manner by fax and mail within 21 days of the date of this letter agreement.

Kevin, we look forward to having you as the leader of the Dialogic worldwide sales team, and we are looking forward to working with you.

Sincerely,

DIALOGIC INC.

Rosanne M. Sargent
Senior VP, Human Resources

Enclosures

ACKNOWLEDGEMENT:

I have read, understood, and agree to all of the terms and conditions of employment as stated above. I acknowledge that my employment is at-will, and that just as I may choose to end my employment with Company at any time and for any reason, Company also has the right to end the employment relationship at any time and for any reason. I also understand that neither this letter, nor any of the policies or practices of Company create a contract or any enforceable promises between myself and Company, other than as outlined herein, and that Company reserves the right to change, modify or eliminate any of the Company’s benefits or policies at any time, at their sole discretion and without any prior notice. By signing below, I also acknowledge that I am not subject to any obligation, including any non-competition or non-disclosure agreement with any person or entity that would preclude my working for Company in the position described above.

NAME Kevin P. Cook	Date

ANNEXES:

A:	CONFIDENTIALITY & NONDISCLOSURE AGREEMENT
B:	INVENTION & SECRECY AGREEMENT with CONFLICTS OF INTEREST POLICY
C.	ARBITRATION AGREEMENT

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 7 of 12	September 3, 2008

ANNEX A.

EMPLOYEE NON-DISCLOSURE, CONFIDENTIALITY, & NON-SOLICITATION AGREEMENT

(“Agreement”)

In consideration of my employment with Dialogic Inc. or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Corporation, in Canada, the U.S. or in any other country (hereinafter collectively referred to as “Company” with any specific reference which should not be read in the collective meaning the specific employer company):

Non-Disclosure & Confidentiality

For purposes of this Agreement and in connection with my employment with the Company, Confidential Information shall mean information including, but not limited to, any records, data or information concerning inventions, engineering drawings, designs, processes, methods, trade secrets, or manufacturing techniques, software programs, product specifications, product roadmaps and plans, system configuration, government classified business, customer lists and other customer-related information, cost and price information, legal information, finance information, human resources information, supplier lists and other supplier-related information, or any other information not disseminated to the public relating to the Company’s business, affairs or plans of the business, affairs or plans of the Company’s customers or suppliers (all of which is collectively referred to herein as “Confidential Information”).

I acknowledge that I have or will have access, while employed by the Company, to Confidential Information relating to the business, affairs, clients and suppliers of the Company and its clients. I hereby agree that both during and subsequent to my employment with the Company, I will not disclose to any other person whatsoever any Confidential Information which I learned in the course of my employment, whether such Confidential Information belongs to the Company or any third party, except as required by my employment with the Company or by applicable law. I also agree that both during and subsequent to my employment with the Company, I will not use any Confidential Information in any way contrary to the best interests of the Company, I will treat and protect all Confidential Information with a high standard of care, and I will not directly or indirectly divulge, use, or exploit any Confidential Information (except in the normal course of my employment with the Company) to or for the benefit of myself or any other person whatsoever, except with the express prior written consent of an authorized representative of the Company.

I understand and agree that at the time of leaving the employ of the Company, except for material published and disseminated for distribution to the public, I will deliver to the Company (to an officer designated by my superior) and will not keep in my possession or deliver to anyone else, all drawings, prints, notes, memoranda, specifications, devices, samples, documents, or any other material containing or disclosing any of the matters constituting Confidential Information.

I understand and agree that all business documentation on any computer that will be created in association with my employment at the Company (including but not limited to E-mail, Word documents and Excel spreadsheets) are the property of the Company. I agree that upon the termination of my

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 8 of 12	September 3, 2008

employment, all such computer documentation shall be delivered to my supervisor or to a representative of the Human Resources Department. At any time during the course of my employment, the Company may reasonably request to back up such information on to the server or otherwise request a copy of such information.

I also understand and agree that the Company is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I will not bring with me to the Company or share with the Company the confidential information, if any exists, of any of my former employers.

Non-Solicitation

I understand that the employees of the Company constitute a valuable asset of the company and I agree that during the one year subsequent to the termination of my employment with the Company, I will make no attempt to contact any person who is at that time working for the Company for the explicit or implicit purpose of soliciting or encouraging them to seek other employment.

In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

The present Agreement is governed by the laws of the Province of Quebec, Canada with the exception of its conflict of laws provisions and I acknowledge that I have requested that the present Agreement and all documentation relating directly or indirectly hereto be drafted in English.

WITNESS:

DIALOGIC INC.		EMPLOYEE:

Signature		Signature:

By:	Rosanne M. Sargent	Name:	Kevin P. Cook
Senior VP, Human Resources

Date Signed: September 3, 2008		Date Signed:

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 9 of 12	September 3, 2008

ANNEX B.

DIALOGIC CORPORATION

INVENTION AND SECRECY AGREEMENT (“Agreement”)

In consideration of my employment with Dialogic Inc. or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Corporation (hereinafter collectively referred to as “Dialogic” with any specific reference which should not be read in the collective meaning the specific employer company), I agree as follows (in addition to any other obligations required of me pursuant to the nature of my employment):

1. During the period of my employment, to promptly and fully communicate in writing to Dialogic (to such department or officer of Dialogic as it may direct from time to time) any and all creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like, made, acquired, obtained, created or conceived by me, either solely or jointly with others during such period, related to the scope of my employment or using Dialogic’ resources or equipment at any time, or which relate to the business of Dialogic or its affiliated or associated companies, whether or not such creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like are patentable or copyrightable or used by Dialogic (the “Inventions”). I do hereby acknowledge that Dialogic shall be the sole owner of any and all rights, title and interests in and to the said Inventions and hereby assign any and all of my rights, title and interests in and to the said Inventions, including without limitation any and all intellectual property rights therein, and the right to sue for past, present and future infringement, in any and all countries, to Dialogic or to such persons or parties as Dialogic may designate. I hereby waive any and all moral rights in and to all works, past and future, created in the course of my employment.

2. During the period of my employment and at any time thereafter, I undertake to execute any and all documents, assignments, instruments and other papers, to make any proper oath, and to accomplish any and all acts which Dialogic may deem necessary for securing and protecting the rights, title and interests of Dialogic in such Inventions; and I further agree that I will (but at no out-of-pocket cost to me) assist Dialogic in any and all administrative and legal proceedings before intellectual property offices, courts and other bodies involving the said Inventions or any and all intellectual property right which may evolve therefrom, including without limitation, patents, patent applications, trade secrets, copyrights, and copyright applications.

3. I certify that as of this date, I have no inventions, improvements, discoveries or developments falling within the scope of this Agreement which were made prior to the date of my employment and which I own either totally or in part (the “Prior Inventions”) except as follows:

which Prior Inventions shall not be assigned under this Invention and Secrecy Agreement. However, if I incorporate a Prior Invention into an Invention, I hereby grant to Dialogic a nonexclusive, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, sell, import and to otherwise fully exploit such Prior Invention as a part of or in connection with such Invention, with the right to grant

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 10 of 12	September 3, 2008

sublicenses of any or all such rights to others, without further compensation or royalty due to me from Dialogic or any successor or assign. If by incorporating a Prior Invention into an Invention, I create new, including but not limited to patentable or copyrightable subject matter (“New Invention”), said New Invention will be treated as an Invention as set forth herein.

4. I acknowledge and agree that Dialogic is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I am not bringing with me to Dialogic any confidential information or other proprietary information of a former employer or former or existing client or any other third party and will not, in the performance of my duties for Dialogic, use any confidential information or other proprietary information of any former employer or former or existing client or any other third party without the prior written consent of such client or third party.

5. I also acknowledge that I have received a copy of, and carefully read Dialogic Conflict of Interest Policy; I understand it and hereby agree to abide by any and all of its terms.

6. I acknowledge that Dialogic is also the owner of various intellectual property (including but not limited to industrial designs, inventions, trademarks, copyrights, patents, trade secrets whether registered or unregistered) and I agree never during or after my employment to make use of those intellectual property rights except as directed by Dialogic and in any case solely for the benefit of Dialogic.

7. The obligations contained herein shall continue beyond the termination of my employment, irrespective of the cause of termination.

8. This Agreement shall be governed and interpreted by the laws of the Province of Quebec, Canada with the exclusion of its conflict of laws provisions.

9. I acknowledge that I have required that the present Agreement and all documentation relating directly and indirectly hereto be drafted in English.

10. In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

I have carefully read this Invention and Secrecy Agreement, I understand it and hereby agree to abide by any and all of its terms.

DIALOGIC INC.	EMPLOYEE:

By:	Signed:
Printed Name: Rosanne M. Sargent	Print:	Kevin P. Cook
Title: Senior VP, Human Resources
Date: September 3, 2008	Date Signed:

Attachment: Conflict of Interest Policy

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 11 of 12	September 3, 2008

ANNEX C.

AGREEMENT REGARDING MANDATORY

ARBITRATION OF ALL TERMINATION-RELATED DISPUTES

1. As a condition of your employment with Dialogic Inc. (“Dialogic”), it is agreed that, in the event that your employment with Dialogic terminates for any reason, any claim or dispute raised or asserted by you or by Dialogic that arises out of or relates to that termination shall be resolved exclusively by final and binding arbitration subject to the following terms and conditions:

(a) Except as may be otherwise provided below, the arbitration will be administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes (“Rules”). If you would like a copy of the Rules, you may obtain one from the Human Resources Department.

(b) A demand for arbitration must be received by the American Arbitration Association (“AAA”) within one (1) year from the date on which your employment with Dialogic terminated. Any statute prohibiting the shortening of any limitations period for the filing of any claim is hereby waived. However, no demand for arbitration may be made until thirty (30) days after a written notice, stating the nature of the claim or dispute and the relief sought, has first been provided. If such notice is provided by you it shall be sent to the Dialogic Human Resources Department, 1515 Route 10, Parsippany, NJ 07054 with a copy to the Dialogic Legal Department at 9800 Cavendish Blvd., 5th Floor, Montreal, Quebec, Canada H4M 2V9 , or to such other corporate representative as may be designated from time to time. If such notice is sent by Dialogic, it shall be sent to your address listed in Dialogic’s personnel records.

(c) The arbitration proceeding will be conducted at a place selected by Dialogic (located within twenty-five (25) miles of the Dialogic offices where you were last employed), before a single, neutral arbitrator, selected in accordance with the Rules. Dialogic shall pay the full cost of the arbitration if you prevail. If Dialogic prevails, you must pay half the cost of the arbitration or $500, whichever is less; provided, however, that such costs may be waived if you demonstrate, to the satisfaction of the arbitrator, that making such payment would be a financial hardship. Both you and Dialogic shall pay your own attorneys’ fees and costs, unless the arbitrator orders otherwise pursuant to applicable law.

(d) The law applicable to any claims or disputes subject to arbitration shall be the law of the state in which you were employed by Dialogic at the time your employment terminated. The arbitration proceeding shall be private and all information disclosed in the course of the arbitration shall be treated as confidential. The arbitrator’s opinion and award shall be final and binding and shall not be subject to judicial review, except to the limited extent provided by law. The arbitrator’s opinion and award shall also be treated as confidential. However, in the event that either party attempts to institute litigation with respect to any matter that has been addressed by arbitration or subject to the terms of this Agreement, the opinion and award may be used or disclosed for the limited purpose of precluding and/or defending such litigation.

2. The claims or disputes that are subject to this arbitration agreement include, but are not limited to, any claim of discriminatory discharge, retaliatory discharge, constructive discharge, discharge in breach of an express or implied contract, or wrongful discharge arising under the common law of the

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Kevin Cook Offer Letter	Page 12 of 12	September 3, 2008

state where you were employed by Dialogic, the constitution of that state or the United States Constitution, or under any other state or federal regulation, executive order or statute (including, but not limited to, any law regarding discrimination in employment on the basis of age, race, gender, disability or handicap, religion, or national origin, and any law regarding whistleblower claims). The termination claims and disputes subject to arbitration include those against Dialogic or its affiliated companies and related claims or disputes involving or against any officer, director, agent or employee of Dialogic or Dialogic affiliated companies In the event that a demand for arbitration is made regarding a termination claim or dispute, then any other claim or dispute between you and Dialogic (including claims not relating to your termination) that would have been timely under the applicable statute of limitations will also be subject to this arbitration agreement and must also be included in the demand for arbitration if it is to be pursued (with the exception of claims for workers’ compensation).

3. THIS AGREEMENT DOES NOT CREATE A CONTRACT OF EMPLOYMENT BETWEEN YOU AND DIALOGIC, NOR DOES IT PROVIDE A GUARANTEE OF EMPLOYMENT WITH DIALOGIC FOR ANY SPECIFIED DURATION OF TIME. IT IS UNDERSTOOD AND AGREED THAT YOUR EMPLOYMENT WITH DIALOGIC IS AT-WILL AND MAY BE TERMINATED AT ANY TIME WHETHER WITH OR WITHOUT CAUSE.

4. BY SIGNING THIS AGREEMENT YOU ARE AGREEING THAT ALL CLAIMS OR DISPUTES SUBJECT TO ARBITRATION WILL BE DECIDED BY AN ARBITRATOR. YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU ARE GIVING UP YOUR RIGHT TO A JURY TRIAL OR COURT TRIAL WITH REGARD TO THOSE CLAIMS.

5. This Agreement shall not prevent Dialogic from instituting an action in court for the purpose of protecting confidential and/or proprietary business information or inventions, enforcing a non-solicitation provision, and/or retrieving any Company property. For this limited purpose, you agree to submit to personal jurisdiction in any court in the state in which you were last employed by Dialogic.

6. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of the Agreement shall remain in full force and effect and the validity and enforceability of the remaining provisions shall not be affected.

7. By signing this Agreement, you expressly acknowledge that you have had an adequate opportunity to review and consider the Agreement before signing it, including an opportunity to consult with an attorney of your choice if you wished to do so, and that you are signing this Agreement voluntarily and with the intent to be bound by its terms.

DIALOGIC INC.		EMPLOYEE

By:	Rosanne M. Sargent	Name:	Kevin P. Cook
Senior VP, Human Resources
Date:	September 3, 2008	Date:

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany:  Esther Zohn: 973-967-6720 HR Fax:  973 967-6030

Exhibit 10.57B

May 20, 2010

Kevin Cook

Re:	2010 Compensation Changes

Dear Kevin:

As you are aware, you and Dialogic Inc. (“Company”) are parties to a letter agreement dated September 3, 2008 as amended from time to time (“Agreement”). The purpose of this amendment to the Agreement (“Amendment”) is to document the following changes to your compensation effective January 1, 2010 (“Effective Date”):

1)	As of the Effective Date, the section of the Agreement entitled Annual Salary is deleted and replaced by the following:

Annual Salary:	$400,000 USD

This equates to $33,333.33 USD per month. Statement of salary as an annual amount is not intended to and does not form a contract of employment and in no way negates the At Will Employment provisions of this Agreement. You acknowledge that you and Company have entered into a salary reduction letter dated April 8, 2009 wherein you consented to have your compensation reduced by ten percent (10%) as part of Company’s salary reduction program which is still in effect. As such, as of the Effective Date, your annual base salary inclusive of the reduction will be $360,000 USD. It is agreed that when the salary reduction program is terminated upon written notice to you, Company will reinstate your full annual base salary of $400,000 USD.

2)	As of the Effective Date, the section of the Agreement entitled Commission Program is deleted and replaced by the following:

Commission Program: In addition to the gross base salary mentioned above, you will be eligible to earn commission under the terms of the Company’s commission plan. We have discussed and you have signed the Dialogic 2010 Commission Plan. The nature of the Commission Plan is reviewed annually and individual copies of the Commission Plan are issued to each member of the sales team on an annual basis with details of relevant terms, targets and commission rates. You agree that all commissionable earnings eligibility under this Agreement are contingent on your agreement to the Commission Plan for that fiscal year.

For year 2010, 100% achievement of your annual target would result in commissionable earnings of $300,000 (USD) per annum. Commissionable earnings are not capped and are not guaranteed. Your commission target for 2010 is based on attaining revenue results as defined by the Board of Directors for the 2010 fiscal year (Sales-in Revenue).

Dialogic Inc. 1515 Route Ten Parsippany, NJ 07054
Tel: 973-967-6607 Fax: 781-433-9233
www.dialogic.com

All targets are shown in US Dollars. Commissions are paid monthly and will be paid in accordance with the terms of the Commission Plan in effect during the applicable fiscal year.

You acknowledge that you and Company have entered into a salary reduction letter dated April 8, 2009 wherein you consented to have your compensation reduced by ten percent (10%) as part of Company’s salary reduction program which is still in effect. As such, as of the Effective Date, your commissionable earnings for 2010 at 100% achievement of your annual target inclusive of the reduction will be $270,000 USD. It is agreed that when the salary reduction program is terminated upon written notice to you, Company will reinstate your full commission target of $300,000 USD.

3.	You acknowledge that Company’s obligations under the section of the Agreement entitled One Time Guarantee have been fulfilled in their entirety and, as a result, that section of the Agreement is deleted in its entirety.

4.	Other than as set out in this Amendment, the terms of the Agreement remain unchanged and in full force and effect.

Kevin, congratulations on your well deserved increase. As with any information regarding your personal compensation information, the terms of this Amendment are confidential and should not be shared with others.

Please indicate your acceptance by signing the Amendment where indicated below and returning the document to Rosanne Sargent at our Parsippany office at 1515 Route 10, Parsippany, NJ, USA 07054

Yours sincerely,

Dialogic Inc.

Rosanne M. Sargent
Senior Vice President, Human Resources

Acknowledgement

I have read, understood and agree to all of the terms of the Amendment as stated above.

Signed: Kevin Cook	Date:

Dialogic Inc. 1515 Route Ten Parsippany, NJ 07054
Tel: 973-967-6607 Fax: 781-433-9233
www.dialogic.com